Rhinebeck Bancorp, Inc. Reports

Results for the Quarter Ended March 31, 2026

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 23, 2026 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2026 of $2.2 million ($0.20 per basic and diluted share), which was $72,000, or 3.1%, lower than the comparable prior year period of $2.3 million ($0.21 per basic and diluted share).

The decrease in net income for the quarter ended March 31, 2026 as compared to the quarter ended March 31, 2025 was primarily due to a decrease in non-interest income and an increase in non-interest expense, offset by a decrease in the provision for credit losses and an increase in net interest income. The Company’s return on average assets and return on average equity were 0.70% and 6.50% for the first quarter of 2026, respectively, as compared to 0.73% and 7.49% for the first quarter of 2025, respectively.

President and Chief Executive Officer Matthew Smith said, "We delivered a solid first quarter, with results demonstrating continued earnings stability. Return on average assets was 0.70%, supported by consistent net interest income and effective expense control. Net interest margin remained strong at 3.77% for the quarter, reflecting ongoing balance sheet discipline and stable funding costs. During the quarter, deposits showed positive momentum, including meaningful growth in March, while loan production continues to face headwinds due to competitive pricing pressure. Credit quality continues to perform well, with low levels of non-performing assets and net charge-offs during the period. Our capital and liquidity positions remain robust and provide flexibility as we advance key strategic initiatives, including the pending second step conversion. We remain well positioned for the remainder of the year and focused on delivering consistent performance."

Income Statement Analysis

Net interest income increased $157,000, or 1.4%, to $11.2 million for the three months ended March 31, 2026, from $11.0 million for the three months ended March 31, 2025. The increase was primarily due to lower costs on interest-bearing liabilities, partially offset by lower yields on interest-earning assets. The net interest margin decreased by two basis points to 3.77% and the interest rate spread improved two basis points from 3.13% for the three months ended March 31, 2025 to 3.15% for the three months ended March 31, 2026, reflecting slightly better pricing on assets versus liabilities.

For the three months ended March 31, 2026, when compared to the three months ended March 31, 2025, the average yield declined by 12 basis points to 5.59% due to the lower interest rate environment. The average balance of interest-earning assets increased by $22.6 million, or 1.9%, to $1.20 billion due to a $63.2 million increase in the average balance of cash and cash equivalents, offset by a $42.0 million decrease in the average balance of loans. The average balance of interest-bearing liabilities increased by $17.7 million, or 2.0%, primarily due to a $69.1 million increase in the average balance of deposits, partially offset by a $51.2 million decrease in the average balance of FHLB advances. The cost of interest-bearing liabilities decreased by 14 basis points to 2.44% due to the lower interest rate environment and the maturation of higher-yielding FHLB advances.

The provision for credit losses on loans decreased by $282,000, or 79.9%, from $353,000 for the quarter ended March 31, 2025 to $71,000 for the current quarter. The decrease was primarily attributable to decreased loan production during the quarter. Net charge-offs increased $38,000 from $510,000 for the first quarter of 2025 to $548,000 for the first quarter of 2026. The increase was primarily due to increased net charge-offs of $176,000 in indirect automobile loans and $44,000 in consumer loans, substantially offset by decreased net charge-offs of $183,000 in commercial loans. The percentage of overdue account balances to total loans decreased to 1.44% as of March 31, 2026 from 1.52% as of December 31, 2025, while non-performing assets decreased $235,000, or 6.4%, to $3.5 million at March 31, 2026.

Non-interest income totaled $1.5 million for the three months ended March 31, 2026, a decrease of $285,000, or 16.3%, from the comparable period in 2025, due primarily to a decrease of $232,000, or 55.8%, in other non-interest income investment as swap fee income decreased.  Investment advisory fee income decreased $33,000, net gain on sale of loans decreased $28,000 and service charges on deposit accounts also decreased by $9,000. These decreases were only slightly offset by a $10,000 increase in the cash surrender value of life insurance and a $7,000 gain on the disposal of premises and equipment.

For the first quarter of 2026, non-interest expense totaled $9.7 million, an increase of $230,000, or 2.4%, compared to the same period in 2025. This increase was primarily driven by higher salaries and benefits expense of $399,000, reflecting increased compensation and medical insurance costs, as well as higher occupancy costs of $152,000 due to increased repair expenses and a rise in data processing costs of $84,000. These increases were partially offset by declines in professional fees of $84,000, FDIC insurance expense of $78,000, marketing expenses of $55,000, and amortization of intangible assets of $13,000.

Balance Sheet Analysis

Total assets decreased by $16.9 million to $1.28 billion at March 31, 2026, compared to $1.30 billion at March 31, 2025. The decline was primarily attributable to a $16.6 million, or 1.7%, decrease in loans receivable, reflecting a $17.7 million reduction in indirect automobile loans in line with a strategic decision to reduce their concentration in the portfolio. Available-for-sale securities declined by $6.0 million, or 3.7%, primarily due to $6.6 million in paydowns, calls, and maturities and a $507,000 increase in unrealized losses, partially offset by $992,000 in purchases. Other assets decreased by $3.7 million, largely due to a decline in the fair value of the Company’s interest rate swaps. These decreases were partially offset by an increase in cash and cash equivalents of $10.9 million, or 10.7%, driven by higher balances held at the FHLB and the Federal Reserve Bank of New York.

Past due loans decreased $945,000, or 6.5%, between December 31, 2025 and March 31, 2026, finishing at $13.6 million, or 1.44% of total loans, down from $14.5 million, or 1.52% of total loans at year-end 2025. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards. The allowance for credit losses was 0.84% of total loans and 227.65% of non-performing loans at March 31, 2026 as compared to 0.87% of total loans and 225.76% of non-performing loans at December 31, 2025. Non-performing assets totaled $3.5 million at March 31, 2026, a decrease of $235,000, from $3.7 million at December 31, 2025.

Total liabilities decreased by $18.7 million, or 1.6%, to $1.15 billion at March 31, 2026. The decline was primarily driven by a $20.0 million, or 79.5%, reduction in borrowings and a $3.7 million, or 14.6%, decrease in accrued expenses and other liabilities, due to a decrease in deferred compensation with the retirement of a director and deferred stock conversion costs. These decreases were partially offset by a $6.2 million, or 0.6%, increase in deposits. The growth in deposits was attributable to a $7.8 million, or 0.9%, increase in interest-bearing deposits, while non-interest-bearing deposits declined by $1.6 million, or 0.7%. Uninsured deposits were approximately 27.5% and 27.9% of the Bank’s total deposits as of March 31, 2026 and December 31, 2025, respectively.

Stockholders' equity increased $1.8 million, or 1.3%, to $138.6 million at March 31, 2026. The increase was primarily due to $2.2 million in net income partially offset by $400,000 increase in the net unrealized loss on available-for-sale securities. The Company's ratio of average equity to average assets was 10.69% for the three months ended March 31, 2026 and 10.09% for the year ended December 31, 2025.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”,  “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses, the impact of any federal government shutdown, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemics, extreme weather events, or a breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Interest and Dividend Income
Interest and fees on loans	$14,338	$15,008
Interest and dividends on securities	1,412	1,351
Other interest income	861	279
Total interest and dividend income	16,611	16,638
Interest Expense
Interest expense on deposits	5,173	4,762
Interest expense on borrowings	244	839
Total interest expense	5,417	5,601
Net interest income	11,194	11,037
Provision for Credit Losses	71	353
Net interest income after provision for credit losses	11,123	10,684
Non-interest Income
Service charges on deposit accounts	764	773
Net gain on sales of loans	10	38
Increase in cash surrender value of life insurance	198	188
Net gain on disposal of premises and equipment	7	—
Investment advisory income	303	336
Other	184	416
Total non-interest income	1,466	1,751
Non-interest Expense
Salaries and employee benefits	5,533	5,134
Occupancy	1,223	1,071
Data processing	609	525
Professional fees	393	477
Marketing	145	200
FDIC deposit insurance and other insurance	219	297
Amortization of intangible assets	7	20
Other	1,609	1,784
Total non-interest expense	9,738	9,508
Net income before income taxes	2,851	2,927
Net Provision for Income Taxes	635	639
Net income	$2,216	$2,288

Earnings per common share:
Basic	$0.20	$0.21
Diluted	$0.20	$0.21

Weighted average shares outstanding, basic	10,843,195	10,777,044
Weighted average shares outstanding, diluted	10,983,362	10,923,364

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
Assets
Cash and due from banks	$17,593	$15,893
Federal funds sold	92,125	83,157
Interest-bearing depository accounts	3,186	2,936
Total cash and cash equivalents	112,904	101,986

Available-for-sale securities (at fair value)	156,160	162,203
Loans receivable (net of allowance for credit losses of $7,888 and $8,353, respectively)	936,751	953,385
Federal Home Loan Bank stock	1,057	1,957
Accrued interest receivable	4,708	4,882
Cash surrender value of life insurance	31,193	30,996
Deferred tax assets (net of valuation allowance of $667 and $809, respectively)	4,551	4,941
Premises and equipment, net	13,480	13,621
Goodwill	2,235	2,235
Intangible assets, net	99	106
Other assets	21,729	25,454
Total assets	$1,284,867	$1,301,766
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$225,671	$227,272
Interest bearing	877,821	870,068
Total deposits	1,103,492	1,097,340

Mortgagors’ escrow accounts	7,890	9,399
Advances from the Federal Home Loan Bank	5,153	25,153
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	24,535	27,867
Total liabilities	1,146,225	1,164,914

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,152,973 and 11,141,033 at March 31, 2026 and December 31, 2025, respectively)	112	112
Additional paid-in capital	45,679	45,710
Unearned common stock held by the employee stock ownership plan	(2,782)	(2,837)
Retained earnings	103,963	101,797
Accumulated other comprehensive loss:
Net unrealized loss on available-for-sale securities, net of taxes	(6,655)	(6,255)
Defined benefit pension plan, net of taxes	(1,675)	(1,675)
Total accumulated other comprehensive loss	(8,330)	(7,930)
Total stockholders’ equity	138,642	136,852
Total liabilities and stockholders’ equity	$1,284,867	$1,301,766

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2026			2025
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest-bearing depository accounts and federal funds sold	$91,651	$861	3.81%	$28,428	$279	3.98%
Loans(1)	950,001	14,338	6.12%	992,023	15,008	6.14%
Available-for-sale securities	160,915	1,374	3.46%	157,219	1,261	3.25%
Other interest-earning assets	2,053	38	7.51%	4,349	90	8.39%
Total interest-earning assets	1,204,620	16,611	5.59%	1,182,019	16,638	5.71%
Non-interest-earning assets	88,085			87,097
Total assets	$1,292,705			$1,269,116
Liabilities and equity:
NOW accounts	$122,879	$72	0.24%	$126,085	$53	0.17%
Money market accounts	233,086	1,458	2.54%	206,019	1,235	2.43%
Savings accounts	129,399	130	0.41%	132,949	124	0.38%
Certificates of deposit	378,093	3,493	3.75%	329,337	3,330	4.10%
Total interest-bearing deposits	863,457	5,153	2.42%	794,390	4,742	2.42%
Escrow accounts	7,357	20	1.10%	7,575	21	1.12%
Federal Home Loan Bank advances	23,782	164	2.80%	74,963	752	4.07%
Subordinated debt	5,155	80	6.29%	5,155	86	6.77%
Total other interest-bearing liabilities	36,294	264	2.95%	87,693	859	3.97%
Total interest-bearing liabilities	899,751	5,417	2.44%	882,083	5,601	2.58%
Non-interest-bearing deposits	227,211			234,295
Other non-interest-bearing liabilities	27,545			28,802
Total liabilities	1,154,507			1,145,180
Total stockholders’ equity	138,198			123,936
Total liabilities and stockholders’ equity	$1,292,705			$1,269,116
Net interest income		$11,194			$11,037
Interest rate spread			3.15%			3.13%
Net interest margin(2)			3.77%			3.79%
Average interest-earning assets to average interest-bearing liabilities			133.88%			134.00%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $32,000 and $53,000 for the three months ended March 31, 2026 and 2025, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2026	2025	2025

Performance Ratios (1):
Return on average assets (2)	0.70%	0.73%	0.78%
Return on average equity (3)	6.50%	7.49%	7.77%
Net interest margin (4)	3.77%	3.79%	3.89%
Efficiency ratio	76.92%	74.35%	73.12%
Average interest-earning assets to average interest-bearing liabilities	133.88%	134.00%	134.72%
Total gross loans to total deposits	85.31%	94.75%	87.32%
Average equity to average assets (5)	10.69%	9.77%	10.09%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.84%	0.86%	0.87%
Allowance for credit losses on loans as a percent of non-performing loans	227.65%	239.35%	225.76%
Net charge-offs to average outstanding loans during the period (1)	0.23%	0.21%	0.20%
Non-performing loans as a percent of total gross loans	0.37%	0.36%	0.39%
Non-performing assets as a percent of total assets	0.27%	0.28%	0.28%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	14.15%	12.10%	13.57%
Total capital (to risk-weighted assets)	14.95%	12.91%	14.40%
Common equity Tier 1 capital (to risk-weighted assets)	14.15%	12.10%	13.57%
Tier 1 leverage ratio (to average total assets)	10.94%	10.17%	10.62%

Other Data:
Book value per common share	$ 12.43	$ 11.35	$ 12.28
Tangible book value per common share(7)	$ 12.22	$ 11.14	$ 12.07

(1)	Ratios for the three month periods ended March 31, 2026 and 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share”. Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	March 31,		December 31,
	2026	2025	2025
Book value per common share
Total shareholders' equity (book value) (GAAP)	$138,642	$125,975	$136,852
Total shares outstanding	11,153	11,095	11,141
Book value per common share	$12.43	$11.35	$12.28

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$138,642	$125,975	$136,852
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(99)	(146)	(106)
Tangible common equity (non-GAAP)	$136,308	$123,594	$134,511

Tangible book value per common share
Tangible common equity (non-GAAP)	$136,308	$123,594	$134,511
Total shares outstanding	11,153	11,095	11,141
Tangible book value per common share (non-GAAP)	$12.22	$11.14	$12.07

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com